UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI COLLEEN BIRDNOW BROWN RAYMOND H. COLE VINCENT L. SADUSKY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of The E.W. Scripps Company, a Ohio corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 3, 2018, GAMCO sent the following letter to shareholders of the Company.

April 3, 2018

Dear Fellow Shareholders:

GAMCO Asset Management Inc. (“GAMCO or “Gabelli Asset Management”), on behalf of its investment advisory clients, and certain of its affiliates, are beneficial owners of approximately 16.9% of the outstanding Class A common shares of The E.W. Scripps Company (“Scripps” or the “Company”) (NYSE:SSP), collectively making us the largest unaffiliated shareholder of the Company.

On March 26, 2018 GAMCO filed a definitive proxy statement with the Securities and Exchange Commission in connection with its solicitation of proxies to elect Ms. Colleen Birdnow Brown, Mr. Raymond H. Cole and Mr. Vincent L. Sadusky, to the Board of Directors (the “Board”) at the Company’s 2018 Annual Meeting of Shareholders. The 2018 Annual Meeting is scheduled to be held on May 10, 2018 in Cincinnati, Ohio.

HELP IS DEFINED AS “MAKING IT EASIER FOR (SOMEONE) TO DO SOMETHING BY OFFERING ONE’S SERVICES OR RESOURCES.”1

GAMCO is asking shareholders to add three directors to the Board, all with years of experience in broadcasting and media companies directly related to Scripps’ businesses and all with proven track records of value creation. These highly qualified individuals will help CEO Adam Symson and Brian Lawlor (President/TV Broadcasting) improve earnings and increase cash flow without making acquisitions. We are doing this as we believe this focus on “BCF” (industry jargon for Broadcast Cash Flow) should be the highest priority to boost SSP’s public market price.

1 Google.com

Table 1

Source: G.research, LLC

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Table 2

Set forth below is a line graph comparing the cumulative return on the Company’s Class A Common shares, assuming an initial investment of $100 as of December 31, 2012, and based on the market prices at the end of each year and assuming dividend reinvestment, with the cumulative return of the Standard & Poor’s Composite-500 Stock Index and an Index based on a peer group of media companies. The spin-off of [the Company’s] newspaper business at April 1, 2015 is treated as a reinvestment of a special dividend pursuant to SEC rules. The companies that comprise [the Company’s] Peer Group Index are Nexstar Broadcasting Group, TEGNA, Sinclair Broadcast Group, Tribune Media, Gray Television, Saga Communications and Beasley Broadcast Group. The Peer Group Index is weighted based on market capitalization.

	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017

The E.W. Scripps Company	$100.00	$200.93	$206.75	$119.16	$202.62	$163.84
S&P 500 Index	100.00	132.39	150.51	152.59	170.84	208.14
Peer Group Index	100.00	213.91	196.14	184.80	178.82	222.61

Source: Scripps’ 10-K Filed on February 28, 2018

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Table 3

Selected Financial Data

Five-Year Financial Highlights

	For the years ended December 31,
(in millions, except per share data)	2017 (1)	2016 (1)	2015 (1)	2014 (1)	2013 (1)

Summary of Operations (2)
Total operating revenues	$865	$869	$654	$499	$432
Income (loss) from continuing operations before income taxes	(32)	93	(112)	9	(22)
Income (loss) from continuing operations, net of tax	(12)	60	(74)	9	(10)
Depreciation and amortization of intangibles	(56)	(55)	(50)	(32)	(31)

Per Share Data
Income (loss) from continuing operations — basic and diluted basis	$(0.13)	$0.71	$(0.95)	$0.16	$(0.18)
Cash dividends	—	—	1.03	—	—

Market Value of Common Shares at December 31 3/31/2018
Per share $11.99	$15.63	$19.33	$19.00	$22.35	$21.72
Total	1,276	1,585	1,591	1,274	1,217

Balance Sheet Data
Total assets	$2,130	$1,736	$1,706	$1,031	$966
Long-term debt (including current portion)	702	396	399	196	200
Equity	937	946	901	520	548

Source: Scripps’ 10-K Filed on February 28, 2018

GAMCO notes that the Company’s Long-term debt (including current portion) has increased from $200 million (2013) to $702 million on (2017). During this same period the market price per share of Scripps’ Class A stock has decreased from $21.72 on (2013) to $15.63 on (2017).

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Helping Adam & Brian “Current Experience”

GAMCO’s Nominees (in alphabetical order)

Colleen Birdnow Brown, age 59, is an award winning public company Chief Executive Officer and corporate board director. She is Founder of Marca Global, LLC, an Internet reputation management company and an Inc. 5000 fastest growing technology company, having served as its Chairperson since founding the company in 2015. Ms. Brown is a frequent key note speaker and panelist on best practices, disruption, innovation and leadership in the boardroom.  Since June 2014, Ms. Brown has served on the board of True Blue, Inc., a provider of specialized workforce solutions (NYSE: TBI), and is chair of the Innovation and Technology Committee.  She serves on the Board of Spark Networks SE, a global dating company (AMEX: LOV), and is chair of the Audit Committee, since November 2017.  Ms. Brown also serves as director and Audit chair of privately held Port Blakely. Ms. Brown served as chairperson of American Apparel, Inc. (formerly NYSE MKT: APP) from 2014 to 2016 during its reorganization. She previously served on the boards of DataSphere Technologies, Inc., a mobile and online marketing programs provider, until its successful sale in June 2017, BECU (Boeing Employee Credit Union), CareerBuilder.com, an online employment website, and Classified Ventures, LLC, a media company (n/k/a NYSE:CARS).  As director, President and Chief Executive Officer of Fisher Communications, Inc., a media company, (formerly NASDAQ: FSCI) from 2005 to August 2013, Ms. Brown led the company's turn around and was selected into the Hall of Fame in 2014 by Gabelli Asset Management for delivering outstanding shareholder value. Ms. Brown served in the C-Suite of Belo Corporation, a media company (NYSE: BLC) and Lee Enterprises, Inc., a media company (NYSE: LEE), and as a senior leader at Gannett Co., Inc., a media holding company (NYSE: GCI). She began her career in finance and digital technology.  Ms. Brown was selected as a Top 100 Director in 2017 by the National Association of Corporate Directors (NACD). Ms. Brown was also honored in the Pacific Northwest as Director of the Year. Ms. Brown is a NACD Leadership Fellow. She received the Outstanding Public Company CEO Award from the Seattle Business Journal in 2014. She earned the Technology Leadership Award and the Innovation Award for her work in Television. She is a director of the non-profit Delta Dental of WA, past chair of United Way of King County and former director of Associated Press Television (AP), the National Association of Broadcasters (NAB), National Association of Television and Programming Executives (NATPE) and YPO. She is a Henry Crown Fellow at the Aspen Institute and a member of the Aspen Leadership Institute. She holds a B.S. from the University of Dubuque and M.B.A. from the University of Colorado.

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Raymond H. Cole, age 62, has held a variety of executive management positions with Citadel Communications LLC since 1985, and has served as its President and Chief Operating Officer since 1992. The Citadel group of properties includes television stations KLKN-TV (ABC) in Lincoln, NE; WLNE-TV (ABC) in Providence, RI; and WSNN-LD (Independent News) in Sarasota, FL. He was previously responsible for the oversight of WOI-TV (ABC) in Des Moines, IA; KCAU-TV (ABC) in Sioux City, IA; and WHBF-TV (CBS) in Rock Island, IL prior to their sale to the Nexstar Broadcasting Group in March 2014. Mr. Cole served on the board of governors of the ABC Television Affiliates Association from 2004 to 2014, served as its chairman/president from 2006 to 2008, and continues to serve today in an ex-officio capacity. He serves on the board and executive committee of the Broadcasters Foundation of America, and was honored by its board with a “Ward L. Quaal Leadership Award” in 2016 for his service to the broadcasting industry and community at large. Mr. Cole has also served on the board of directors of both Security National Bank in Sioux City, IA since 1993, and Security National Corporation in Sioux City, Iowa since 2003, during which time he has served on the executive, audit, wealth management and/or nominating committees. Mr. Cole previously served on the boards of the National Association of Broadcasters from 2005 to 2015, the Television Bureau of Advertising from 2011 to 2014, and the Iowa Broadcasters Association (IBA) from 1986 to 1992. He was recognized as “Iowa Broadcaster of the Year” by the IBA in 2008, and was inducted into their Iowa Broadcasters Hall of Fame in 2015. An active and involved member of the community, Mr. Cole served on the tournament committee of the 2017 Solheim Cup, on the executive board of the Champions Tour’s Principal Charity Classic from 2008 to 2014, and the executive board of the Iowa Hall of Pride from 2009 to 2014. He served as honorary chair of the 2014 Character Counts’ All-Star Evening and as an honorary chair of the 2012 Variety-The Children’s Charity Telethon. Mr. Cole was the Admiral for the 2013 Easter Seals’ Camp Sunnyside Raft Regatta. Mr. Cole is a past chairman of the board of the Sioux City Chamber of Commerce, past member of the board of the United Way of Siouxland, past member of the board of trustees of Briar Cliff University, past board member of Siouxland for Kids Inc. (Ronald McDonald House), past board member of the Partnership for a Drug-Free Iowa, and past board member of Rock in Prevention. Mr. Cole is graduate of Briar Cliff University, and was named Briar Cliff’s “Distinguished Alumnus of the Year” in 2006.

Vincent L. Sadusky, age 52, has served as a director and a member of the Audit Committee of Hemisphere Media Group, Inc., a pure-play U.S. media company (NASDAQ: HMTV), since April 2013. From November 2014 through January 2017, Mr. Sadusky served as President and Chief Executive Officer of Media General, Inc., an American media company (formerly NYSE:MEG). Previously, he served as the President and Chief Executive Officer of LIN Media LLC, a holding company that operated 43 television stations, until it merged with Media General, Inc. in December 2014. Mr. Sadusky served as Vice President Chief Financial Officer and Treasurer of LIN Media in 2004 until his appointment as President and Chief Executive Officer in 2006. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., a Spanish-language television network, where he worked for over ten years. Prior to joining Telemundo Communications, he performed attestation and consulting services for seven years with Ernst & Young, LLC. In addition to serving on the board of Hemisphere Media Group, Inc., Mr. Sadusky currently serves on the board of International Game Technology. Through January 2017, he served as a director of Media General, Inc. Mr. Sadusky formerly served as a member of the board of the National Association of Broadcasters, Treasurer of the NBC affiliates board, and board member and President of the Open Mobile Video Coalition and also served on the boards of JVB Financial Group, LLC, LIN Media LLC and Maximum Service Television, Inc. Mr. Sadusky received his M.B.A. degree from New York Institute of Technology and his B.S. in accounting from Pennsylvania State University, where he was a University Scholar.

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